Thor Announces Record Preliminary Sales for Third Quarter and Nine Months; Improved Backlog

ELKHART, Ind., May 5, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record preliminary sales from continuing operations, as well as continued strong growth in the Company's backlog, for the third quarter and nine months ended April 30, 2014.

Preliminary consolidated sales from continuing operations in the third quarter were $1.05 billion, up 13% from $929.8 million in the third quarter last year. Towable RV sales for the third quarter were $801.5 million, up 8% from $742.5 million in the third quarter of fiscal 2013. Motorized RV sales in the third quarter increased 31% to $245.6 million from $187.3 million in the same quarter a year ago.

For the nine months ended April 30, 2014, preliminary consolidated sales from continuing operations were $2.48 billion, up 6% from $2.33 billion last year. Towable RV sales for the nine months were $1.90 billion, which was flat compared to last year. Motorized RV sales rose 38% to $585.5 million from $423.3 million last year.

Consolidated backlog on April 30, 2014 was $820.2 million, up 26% from $649.6 million at the end of the third quarter last year. Towable RV backlog increased 25% to $548.6 million, compared to $439.6 million at the end of the third quarter of fiscal 2013. Motorized RV backlog increased 29% to $271.6 million from $210.0 million a year earlier.

Thor's operations in the third quarter of fiscal 2014 continued to be adversely impacted by a variety of factors including the harsh winter weather during February and early March, which in turn affected certain costs during the quarter. In addition, the Company continued to incur start-up costs associated with new production facilities and experience the effects of the ongoing tight labor market in northern Indiana. The RV industry is also facing logistical challenges in making timely deliveries to dealers given the shortage of drivers at transport companies that is more acute than prior years.

"Although we still faced a number of factors, particularly in the first half of the quarter, that affected our operations and shipments, strong demand for our products resulted in record sales," said Bob Martin, Thor President and CEO. "As we continue to navigate through some near-term challenges, we remain optimistic about our business and our industry, as strong early retail sales results have boosted the confidence of dealers as we reach the heart of the peak selling season. We continued to demonstrate our long-term confidence in the RV industry with our acquisition of K.Z., Inc., which closed on May 1, 2014, and with our recent investment in our newest motorized plant in Elkhart, which is in the process of ramping up for production in the fourth quarter. These moves leave us well positioned for a solid finish to our fiscal year," he added.

Thor expects to report its third-quarter operating results on June 5, 2014.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com